Exhibit 5.1

Hogan & Hartson L.L.P.
555 Thirteenth Street, N.W.
Washington, D.C. 2004

Phone: (202) 637-6840
Fax: (202) 637-5910

March 26, 2004

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
c/o Equity Office Properties Trust
Two North Riverside Plaza, Suite 2100
Chicago, Illinois 60606

Ladies and Gentlemen:

     We are acting as counsel to EOP Operating Limited Partnership, a Delaware limited partnership (the “Partnership”), and Equity Office Properties Trust, a Maryland real estate investment trust (the “Trust” and, together with the Partnership, the “Issuers”), in connection with the Issuers’ registration statement on Form S-3 (File No. 333-58976), as amended (the “Registration Statement”), filed with the Securities and Exchange Commission, relating to the public offering of securities of the Issuers that may be offered and sold by the Issuers from time to time as set forth in the prospectus dated June 20, 2001 (the “Prospectus”) and as may be set forth from time to time in one or more supplements to the Prospectus. This opinion is delivered in connection with the proposed public offering of $1,000,000,000 aggregate principal amount of the Partnership’s 4.750% Notes due 2014 (the “Notes”) as described in a supplement to the Prospectus dated March 23, 2004 (the “Prospectus Supplement”). As also described in the Prospectus Supplement, the Trust has agreed, subject to the conditions set forth in the Indenture (as defined below), that if the Partnership fails to punctually pay any Board of Trustees principal, Make-Whole Amount (as defined in the Notes), if any, or interest on the Notes, the Trust will cause any such payment to be made as it becomes due and payable, without duplication (the “Guarantee,” and, together with the Notes, the

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
March 26, 2004

“Securities”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation
S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

     For purposes of this opinion letter, we have examined copies of the following documents (the “Documents”):

1.	Executed copy of the Registration Statement.

2.	The Prospectus and the Prospectus Supplement.

3.	Executed copies of the global Notes evidencing the Securities.

4.	The Amended and Restated Certificate of Limited Partnership of the Partnership, as certified by the Office of the Secretary of State of the State of Delaware on March 18, 2004, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

5.	The Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of July 2, 2001, as amended, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

6.	The Declaration of Trust of the Trust, as amended, as certified by the Maryland State Department of Assessments and Taxation on March 22, 2004, and as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

7.	The Third Amended and Restated Bylaws of the Trust, as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
March 26, 2004

8.	Certain resolutions of (a) the Board of Trustees of the Trust (the “Board”) adopted at a meeting held on July 19, 2000, by unanimous written consent on March 28, 2001, at a meeting held on February 22, 2002 and at a meeting held on May 20, 2003, (b) the Investment Committee of the Trust adopted by unanimous written consent on March 19, 2004 and (c) the Pricing Committee of the Investment Committee of the Trust adopted by written consent dated as of March 23, 2004, authorizing, among other things, the execution, delivery and performance of the Indenture and the offer, issuance and sale of the Securities (including the Guarantee) and arrangements in connection therewith, in each case as certified by the Secretary of the Trust on the date hereof as being complete, accurate and in effect (the “Resolutions”).

9.	Executed copy of the Underwriting Agreement dated March 23, 2004, by and among the Partnership, the Trust and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., as representatives of the underwriters listed on Schedule A thereto (the “Underwriting Agreement”).

10.	Executed copy of the Indenture, dated as of August 29, 2000, by and between the Partnership and U.S. Bank National Association (formerly known as U.S. Bank Trust National Association), as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture, dated as of June 18, 2001 (the “Indenture”), by and among the Partnership, the Trust and the Trustee.

     In our examination of the Documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all of the Documents submitted to us, the authenticity of all originals of the Documents and the conformity to authentic original documents of

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
March 26, 2004

all Documents submitted to us as copies (including telecopies). This opinion letter is given, and all statements herein are made, in the context of the foregoing.

     This opinion letter is based as to matters of law solely on applicable provisions of the following, as currently in effect: (i) as to the opinion given in paragraph (a), the Delaware Revised Uniform Limited Partnership Act, as amended, (ii) as to the opinion given in paragraph (b), Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, and applicable provisions of the Maryland General Corporation Law, as amended, and (iii) and the laws of the State of New York. As used herein, the terms “Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended,” “Maryland General Corporation Law, as amended” and “Delaware Revised Uniform Limited Partnership Act, as amended” include the applicable statutory provisions contained therein, all applicable provisions of the Maryland and Delaware Constitutions, as applicable, and reported judicial decisions interpreting these laws. We express no opinion herein as to any other laws, statutes, ordinances, rules or regulations.

     To the extent that the obligations of the Partnership and the Trust under the Indenture may be dependent upon such matters, we have assumed for purposes of this opinion that the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; that the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes the valid and binding obligation of the Trustee enforceable against the Trustee in accordance with its terms; that the Trustee is in compliance, with respect to acting as a trustee under the Indenture, with all applicable laws and regulations; and that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
March 26, 2004

     Based upon, subject to and limited by the foregoing, we are of the opinion that:

     (a) (i) Following receipt by the Partnership of the consideration specified in the Resolutions and the Underwriting Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes as provided by the Indenture, the Notes will constitute valid and binding obligations of the Partnership.

     (b) (i) Following receipt by the Partnership of the consideration specified in the Resolutions and the Underwriting Agreement, and (ii) assuming due execution, authentication, issuance and delivery of the Notes and the endorsement of the Guarantee on the Notes as provided by the Indenture, the Guarantee will constitute the valid and binding obligation of the Trust.

     In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinions expressed above are also subject to the effect of: (a) bankruptcy, insolvency, reorganization, receivership, moratorium and other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers), and (b) the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

     This opinion letter has been prepared for your use in connection with the Registration Statement and speaks as of the date hereof. We assume no obligation to advise you of any changes in the foregoing subsequent to the delivery of this opinion letter.

Board of Trustees
Equity Office Properties Trust
EOP Operating Limited Partnership
March 26, 2004

     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Current Reports on Form 8-K filed by the Issuers on the date hereof and to the reference to this firm under the caption “Legal Matters” in the Prospectus Supplement dated March 23, 2004 constituting a part of the Registration Statement. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan & Hartson L.L.P.

HOGAN & HARTSON L.L.P.